Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA Communications Corporation Reports Fourth Quarter 2023 Results;

Provides Full Year 2024 Outlook; and Declares Quarterly Cash Dividend

Boca Raton, Florida, February 26, 2024 (BUSINESS NEWSWIRE) — SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended December 31, 2023.

Highlights of the fourth quarter include:

•	Net income of $109.5 million or $1.01 per share

•	AFFO per share of $3.37, representing an 8.0% growth over the prior year period

•	Issued a new senior secured Term Loan B and increased and extended the maturity of the senior secured revolving credit facility subsequent to quarter end

In addition, the Company announced today that its Board of Directors has declared a quarterly cash dividend of $0.98 per share of the Company’s Class A Common Stock, an increase of approximately 15% over the dividend paid in the fourth quarter. The distribution is payable March 28, 2024 to the shareholders of record at the close of business on March 14, 2024.

“We had a strong finish to 2023, exceeding our outlook for Site Leasing Revenue, Tower Cash Flow, Adjusted EBITDA and AFFO,” commented Brendan Cavanagh, President and Chief Executive Officer. “While domestic carrier activity was at a low level by historical standards during 2023, a significant percentage of our sites still require 5G related upgrades, and with the growing success of products such as Fixed Wireless Access, the demand for improved speeds, lower latency and greater network capacity continues to advance. This dynamic bodes well for solid organic leasing growth on our U.S. assets for years to come. Internationally, we continued to experience strong demand for our towers across many of our markets and have become a trusted partner to our international carrier customers. 2023 was a year marked by higher interest rates than we have seen throughout much of our history. As a result, we directed a significant portion of our allocable capital into reducing some of our highest cost debt, and we ended the year with a net debt to Adjusted EBITDA leverage ratio of 6.3x, the lowest level in decades. Notwithstanding the higher cost of borrowing and the slower pace of organic leasing activity, we still produced fourth quarter AFFO/share growth of 8.0% over the fourth quarter of 2022. Our business remains steady, and we continue to produce significant free cash flow. As a result, today we announced an increase in our quarterly dividend of 15%. While a sizeable increase, this dividend on an annual basis represents less than 30% of our AFFO in our 2024 Outlook, meaning that we still have significant capital available for potential portfolio growth and stock repurchases. The strength and quality of our core business gives me great confidence about our prospects to create increased value for our shareholders for years into the future.”

Operating Results

The table below details select financial results for the three months ended December 31, 2023 and comparisons to the prior year period.

					% Change
					excluding
	Q4 2023	Q4 2022	$ Change	% Change	FX (1)
Consolidated	($ in millions, except per share amounts)
Site leasing revenue	$636.1	$609.6	$26.5	4.3%	3.7%
Site development revenue	39.0	76.5	(37.5)	(49.1%)	(49.1%)
Tower cash flow (1)	512.2	485.9	26.3	5.4%	4.7%
Net income	109.5	102.6	6.9	6.7%	(14.4%)
Earnings per share - diluted	1.01	0.94	0.06	6.7%	(14.8%)
Adjusted EBITDA (1)	480.7	460.7	20.0	4.3%	3.6%
AFFO (1)	365.7	340.7	25.0	7.3%	6.4%
AFFO per share (1)	3.37	3.12	0.25	8.0%	7.1%

(1)	See the reconciliations and other disclosures under “Non-GAAP Financial Measures” later in this press release.

Total revenues in the fourth quarter of 2023 were $675.1 million compared to $686.1 million in the prior year period, a decrease of 1.6%. Site leasing revenue in the fourth quarter of 2023 of $636.1 million was comprised of domestic site leasing revenue of $466.6 million and international site leasing revenue of $169.5 million. Domestic cash site leasing revenue in the fourth quarter of 2023 was $460.9 million compared to $443.0 million in the prior year period, an increase of 4.0%. International cash site leasing revenue in the fourth quarter of 2023 was $171.4 million compared to $157.5 million in the prior year period, an increase of 8.8%, or 6.2% on a constant currency basis. Site development revenues in the fourth quarter of 2023 were $39.0 million compared to $76.5 million in the prior year period, a decrease of 49.1%.

Site leasing operating profit in the fourth quarter of 2023 was $516.8 million, an increase of 4.5% over the prior year period. Site leasing contributed 97.4% of the Company’s total operating profit in the fourth quarter of 2023. Domestic site leasing segment operating profit in the fourth quarter of 2023 was $399.0 million, an increase of 3.2% over the prior year period. International site leasing segment operating profit in the fourth quarter of 2023 was $117.8 million, an increase of 9.3% from the prior year period.

Tower Cash Flow in the fourth quarter of 2023 of $512.2 million was comprised of Domestic Tower Cash Flow of $392.0 million and International Tower Cash Flow of $120.2 million. Domestic Tower Cash Flow in the fourth quarter of 2023 increased 4.1% over the prior year period and International Tower Cash Flow increased 10.0% over the prior year period, or 6.9% on a constant currency basis. Tower Cash Flow Margin was 81.0% in the fourth quarter of 2023, as compared to 80.9% for the prior year period.

Net income in the fourth quarter of 2023 was $109.5 million, or $1.01 per share, and included a $28.3 million gain, net of taxes, on the currency-related remeasurement of intercompany loans with foreign subsidiaries which are denominated in a currency other than the subsidiaries’ functional currencies. Net income in the fourth quarter of 2022 was $102.6 million, or $0.94 per share, and included an $8.6 million gain, net of taxes, on the currency-related remeasurement of intercompany loans with foreign subsidiaries which are denominated in a currency other than the subsidiaries’ functional currencies.

Adjusted EBITDA in the fourth quarter of 2023 was $480.7 million, a 4.3% increase over the prior year period. Adjusted EBITDA Margin in the fourth quarter of 2023 was 71.6% compared to 68.1% in the prior year period.

Net Cash Interest Expense in the fourth quarter of 2023 was $93.0 million compared to $97.0 million in the prior year period, a decrease of 4.1%.

AFFO in the fourth quarter of 2023 was $365.7 million, a 7.3% increase over the prior year period. AFFO per share in the fourth quarter of 2023 was $3.37, an 8.0% increase over the prior year period.

Investing Activities

During the fourth quarter of 2023, SBA acquired 23 communication sites for total cash consideration of $21.3 million. SBA also built 138 towers during the fourth quarter of 2023. As of December 31, 2023, SBA owned or operated 39,618 communication sites, 17,487 of which are located in the United States and its territories and 22,131 of which are located internationally. In addition, the Company spent $17.4 million to purchase land and easements and to extend lease terms. Total cash capital expenditures for the fourth quarter of 2023 were $99.8 million, consisting of $14.9 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $84.9 million of discretionary cash capital expenditures (new tower builds, tower augmentations, acquisitions, and purchasing land and easements).

Subsequent to the fourth quarter of 2023, the Company purchased or is under contract to purchase 281 communication sites for an aggregate consideration of $87.8 million in cash. The Company anticipates that these acquisitions will be consummated by the end of the third quarter of 2024.

Financing Activities and Liquidity

SBA ended the fourth quarter of 2023 with $12.4 billion of total debt, $9.4 billion of total secured debt, $247.7 million of cash and cash equivalents, short-term restricted cash, and short-term investments, and $12.1 billion of Net Debt. SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 6.3x and 4.8x, respectively.

On January 25, 2024, the Company, through its wholly owned subsidiary, SBA Senior Finance II LLC, under its amended and restated Senior Credit Agreement, issued a new $2.3 billion senior secured Term Loan B (the “2024 Term Loan”) maturing January 25, 2031. The 2024 Term Loan accrues interest, at SBA Senior Finance II’s election, at either the Base Rate plus 100 basis points or at Term SOFR plus 200 basis points. The interest rate swap on a portion of the 2018 Term Loan B will remain in effect until expiration on March 31, 2025. Inclusive of the interest rate swap, the current average blended rate on the new Term Loan B is 2.85%. The 2024 Term Loan was issued at 99.75% of par value. The proceeds from the 2024 Term Loan were used to retire the Company’s 2018 Term Loan and to pay related fees and expenses.

The Company also amended its Revolving Credit Facility to (1) increase the total commitments under the Facility from $1.5 billion to $1.75 billion, (2) extend the maturity date of the Facility to January 25, 2029, and (3) amend certain other terms and conditions under the Senior Credit Agreement. Amounts borrowed under the Revolving Credit Facility accrue interest, at SBA Senior Finance II’s election, at either (1) the Eurodollar Rate or Term SOFR plus a margin that ranges from 112.5 basis points to 150.0 basis points or (2) the Base Rate plus a margin that ranges from 12.5 basis points to 50.0 basis points, in each case based on the ratio of Consolidated Net Debt to Annualized Borrower EBITDA, calculated in accordance with the Senior Credit Agreement. In addition, SBA Senior Finance II is required to pay a commitment fee of between 0.15% and 0.25% per annum on the amount of unused commitment.

On February 23, 2024 the Company, through its wholly owned subsidiary, SBA Senior Finance II LLC, further increased the total commitments under the Revolving Credit Facility from $1.75 billion to $2.00 billion.

During the fourth quarter of 2023, the Company, through its wholly owned subsidiary, SBA Senior Finance II, entered into a forward-starting interest rate swap agreement which will swap $1.0 billion of notional value accruing interest at 1-month Term SOFR for a fixed rate of 3.830%. The swap has an effective start date of March 31, 2025 (coinciding with the expiration date of the current 0.050%, $1.95 billion notional value swap) and a maturity date of April 11, 2028.

As of the date of this press release, the Company had $70.0 million outstanding under its $2.0 billion Revolving Credit Facility.

As reported in the Company’s third quarter earnings release, in October of 2023, the Company repurchased 0.1 million shares of its Class A common stock for $12.7 million at an average price per share of $198.84 under its $1.0 billion stock repurchase plan. No additional repurchases were made during the fourth quarter. After these repurchases, the Company had $404.7 million of authorization remaining under the plan. Shares repurchased were retired.

In the fourth quarter of 2023, the Company declared and paid a cash dividend of $91.8 million.

Outlook

The Company is providing its initial full year 2024 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s full year 2024 Outlook assumes the acquisitions of only those communication sites under contract and anticipated to close at the time of this press release. The Company may spend additional capital in 2024 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2024 guidance. The Outlook also assumes the refinancing of the $620.0 million 2014-2C Tower Securities (which have an anticipated repayment date of October 8, 2024) on July 1, 2024, at a fixed rate of 6.000%. The Outlook also does not contemplate any repurchases of the Company’s stock or new debt financings during 2024 (other than the refinancing of the 2014-2C Tower Securities), although the Company may ultimately spend capital to repurchase stock or issue new debt during the remainder of the year.

The Company’s Outlook assumes an average foreign currency exchange rate of 5.00 Brazilian Reais to 1.0 U.S. Dollar, 1.34 Canadian Dollars to 1.0 U.S. Dollar, 2,515 Tanzanian shillings to 1.0 U.S. Dollar, and 19.00 South African Rand to 1.0 U.S. Dollar for the full year 2024. When compared to 2023 actual foreign currency exchange rates, these 2024 foreign currency rate assumptions negatively impacted the 2024 full year Outlook by approximately $6.0 million for leasing revenue, $3.1 million for Tower Cash Flow, $2.8 million for Adjusted EBITDA, and $2.6 million for AFFO.

(in millions, except per share amounts)	Full Year 2024
Site leasing revenue (1)	$2,529.0	to	$2,549.0
Site development revenue	$140.0	to	$160.0
Total revenues	$2,669.0	to	$2,709.0
Tower Cash Flow (2)	$2,046.0	to	$2,066.0
Adjusted EBITDA (2)	$1,894.0	to	$1,914.0
Net cash interest expense (3)	$356.0	to	$361.0
Non-discretionary cash capital expenditures (4)	$51.0	to	$61.0
AFFO (2)	$1,433.0	to	$1,473.0
AFFO per share (2) (5)	$13.15	to	$13.51
Discretionary cash capital expenditures (6)	$320.0	to	$340.0

(1)	The Company’s Outlook for site leasing revenue includes revenue associated with pass through reimbursable expenses.

(2)	See the reconciliation of this non-GAAP financial measure presented below under “Non-GAAP Financial Measures.”
(3)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(4)	Consists of tower maintenance and general corporate capital expenditures.
(5)

Outlook for AFFO per share is calculated by dividing the Company’s outlook for AFFO by an assumed weighted average number of diluted common shares of 109.0 million. Outlook does not include the impact of any potential future repurchases of the Company’s stock during 2024.

(6)

Consists of new tower builds, tower augmentations, communication site acquisitions and ground lease purchases. Does not include easements or payments to extend lease terms and expenditures for acquisitions of revenue producing assets not under contract at the date of this press release.

Conference Call Information

SBA Communications Corporation will host a conference call on Monday, February 26, 2024 at 5:00 PM (EST) to discuss the quarterly results. The call may be accessed as follows:

When:	Monday, February 26, 2024 at 5:00 PM (EST)
Dial-in Number:	(877) 692-8955
Access Code:	1933372
Conference Name:	SBA Fourth quarter 2023 results
Replay Available:	February 26, 2024 at 11:00 PM to March 11, 2024 at 12:00 AM (TZ: Eastern)
Replay Number:	(866) 207-1041 – Access Code: 6159044
Internet Access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release and the Company’s earnings call include forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) execution of the Company’s growth strategies and the impacts to its financial performance, (ii) organic leasing growth in the U.S. and the drivers of that growth, (iii) free cash flow and uses of available capital in 2024, (iv) the Company’s outlook for financial and operational performance in 2024, the assumptions it made and the drivers contributing to its updated full year guidance, (v) the timing of closing for currently pending acquisitions, (vi) the Company’s tower portfolio growth and positioning for future growth, and (vii) foreign exchange rates and their impact on the Company’s financial and operational guidance and the Company’s 2024 Outlook.

The Company wishes to caution readers that these forward-looking statements may be affected by the risks and uncertainties in the Company’s business as well as other important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the impact of recent macro-economic conditions, including increasing interest rates, inflation and financial market volatility on (a) the ability and willingness of wireless service providers to maintain or increase their capital expenditures, (b) the Company’s business and results of operations, and on foreign currency exchange rates and (c) consumer demand for wireless services, (2) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular in the United States, Brazil, South Africa, Tanzania, and in other international markets; (3) the Company’s ability to accurately identify and manage any risks associated with its acquired sites, to effectively integrate such sites into its business and to achieve the anticipated financial results; (4) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (5) the Company’s ability to manage expenses and cash capital expenditures at anticipated levels; (6) the impact of continued

consolidation among wireless service providers in the U.S. and internationally, on the Company’s leasing revenue and the ability of Dish to compete as a nationwide carrier; (7) the Company’s ability to successfully manage the risks associated with international operations, including risks associated with foreign currency exchange rates; (8) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (9) the Company’s ability to acquire land underneath towers on terms that are accretive; (10) the Company’s ability to obtain future financing at commercially reasonable rates or at all; (11) the Company’s ability to achieve the new builds targets included in its anticipated annual portfolio growth goals, which will depend, among other things, on obtaining zoning and regulatory approvals, availability of labor and supplies, and other factors beyond the Company’s control that could affect the Company’s ability to build additional towers in 2024; and (12) the Company’s ability to meet its total portfolio growth, which will depend, in addition to the new build risks, on the Company’s ability to identify and acquire sites at prices and upon terms that will provide accretive portfolio growth, competition from third parties for such acquisitions and our ability to negotiate the terms of, and acquire, these potential tower portfolios on terms that meet our internal return criteria.

With respect to its expectations regarding the ability to close pending acquisitions, these factors also include satisfactorily completing due diligence, the amount and quality of due diligence that the Company is able to complete prior to closing of any acquisition, the ability to receive required regulatory approval, the ability and willingness of each party to fulfill their respective closing conditions and their contractual obligations and the availability of cash on hand or borrowing capacity under the Revolving Credit Facility to fund the consideration, its ability to accurately anticipate the future performance of the acquired towers and any challenges or costs associated with the integration of such towers. With respect to the repurchases under the Company’s stock repurchase program, the amount of shares repurchased, if any, and the timing of such repurchases will depend on, among other things, the trading price of the Company’s common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions, the availability of stock, the Company’s financial performance or determinations following the date of this announcement in order to use the Company’s funds for other purposes. Furthermore, the Company’s forward-looking statements and its 2024 outlook assumes that the Company continues to qualify for treatment as a REIT for U.S. federal income tax purposes and that the Company’s business is currently operated in a manner that complies with the REIT rules and that it will be able to continue to comply with and conduct its business in accordance with such rules. In addition, these forward-looking statements and the information in this press release is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s most recently filed Annual Report on Form 10-K.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures and the other Regulation G information is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a leading independent owner and operator of wireless communications infrastructure including towers, buildings, rooftops, distributed antenna systems (DAS) and small cells. With a portfolio of more than 39,000 communications sites throughout the Americas, Africa and in Asia, SBA is listed on NASDAQ under the symbol SBAC. Our organization is part of the S&P 500 and is one of the top Real Estate Investment Trusts (REITs) by market capitalization. For more information, please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (in thousands, except per share amounts)

	For the three months		For the year
	ended December 31,		ended December 31,
	2023	2022	2023	2022
Revenues:
Site leasing	$636,084	$609,608	$2,516,935	$2,336,575
Site development	38,940	76,486	194,649	296,879

Total revenues	675,024	686,094	2,711,584	2,633,454

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion, and amortization shown below):
Cost of site leasing	119,277	114,999	472,687	445,685
Cost of site development	25,021	57,155	139,935	222,965
Selling, general, and administrative expenses (1)	67,523	70,613	267,936	261,853
Acquisition and new business initiatives related adjustments and expenses	5,049	8,031	21,671	26,807
Asset impairment and decommission costs	77,067	17,596	169,387	43,160
Depreciation, accretion, and amortization	171,400	183,036	716,309	707,576

Total operating expenses	465,337	451,430	1,787,925	1,708,046

Operating income	209,687	234,664	923,659	925,408

Other income (expense):
Interest income	5,541	3,255	18,305	10,133
Interest expense	(98,537)	(100,256)	(400,373)	(353,784)
Non-cash interest expense	(6,213)	(11,528)	(35,868)	(46,109)
Amortization of deferred financing fees	(5,144)	(5,077)	(20,273)	(19,835)
Loss from extinguishment of debt, net	—	(437)	—	(437)
Other income, net	33,090	8,207	63,053	10,467

Total other expense, net	(71,263)	(105,836)	(375,156)	(399,565)

Income before income taxes	138,424	128,828	548,503	525,843
Provision for income taxes	(28,896)	(26,248)	(51,088)	(66,044)

Net income	109,528	102,580	497,415	459,799
Net loss attributable to noncontrolling interests	—	701	4,397	1,630

Net income attributable to SBA Communications Corporation	$109,528	$103,281	$501,812	$461,429

Net income per common share attributable to SBA Communications Corporation:
Basic	$1.01	$0.96	$4.64	$4.27

Diluted	$1.01	$0.94	$4.61	$4.22

Weighted-average number of common shares
Basic	107,953	107,978	108,204	107,957

Diluted	108,581	109,298	108,907	109,386

(1)

Includes non-cash compensation of $21,341 and $25,110 for the three months ended December 31, 2023 and 2022, respectively, and $85,050 and $97,419 for the year ended December 31, 2023 and 2022, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	December 31,	December 31,
	2023	2022
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$208,547	$143,708
Restricted cash	38,129	41,959
Accounts receivable, net	182,746	184,368
Costs and estimated earnings in excess of billings on uncompleted contracts	16,252	79,549
Prepaid expenses and other current assets	38,593	33,149

Total current assets	484,267	482,733
Property and equipment, net	2,711,719	2,713,727
Intangible assets, net	2,455,597	2,776,472
Operating lease right-of-use assets, net	2,240,781	2,381,955
Acquired and other right-of-use assets, net	1,473,601	1,507,781
Other assets	812,476	722,373

Total assets	$10,178,441	$10,585,041

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS, AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$42,202	$51,427
Accrued expenses	92,622	101,484
Current maturities of long-term debt	643,145	24,000
Deferred revenue	235,668	154,553
Accrued interest	57,496	54,173
Current lease liabilities	273,464	262,365
Other current liabilities	18,662	48,762

Total current liabilities	1,363,259	696,764
Long-term liabilities:
Long-term debt, net	11,681,170	12,844,162
Long-term lease liabilities	1,865,686	2,040,628
Other long-term liabilities	404,161	248,067

Total long-term liabilities	13,951,017	15,132,857
Redeemable noncontrolling interests	35,047	31,735
Shareholders’ deficit:
Preferred stock - par value $0.01, 30,000 shares authorized, no shares issued or outstanding	—	—
Common stock - Class A, par value $0.01, 400,000 shares authorized, 108,050 shares and 107,997 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	1,080	1,080
Additional paid-in capital	2,894,060	2,795,176
Accumulated deficit	(7,450,824)	(7,482,061)
Accumulated other comprehensive loss, net	(615,198)	(590,510)

Total shareholders’ deficit	(5,170,882)	(5,276,315)

Total liabilities, redeemable noncontrolling interests, and shareholders’ deficit	$10,178,441	$10,585,041

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited) (in thousands)

	For the three months
	ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$109,528	$102,580
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, accretion, and amortization	171,400	183,036
Gain on remeasurement of U.S. denominated intercompany loans	(42,470)	(11,794)
Non-cash compensation expense	22,089	25,769
Non-cash asset impairment and decommission costs	73,878	17,605
Deferred and non-cash income tax provision	21,121	17,369
Other non-cash items reflected in the Statements of Operations	23,565	21,111
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, net	(14,287)	(47,456)
Prepaid expenses and other assets	(11,997)	1,700
Operating lease right-of-use assets, net	29,804	30,702
Accounts payable and accrued expenses	(51,691)	6,971
Accrued interest	27,391	29,067
Long-term lease liabilities	(34,884)	(33,379)
Other liabilities	109,164	(54,647)

Net cash provided by operating activities	432,611	288,634

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions	(37,110)	(757,371)
Capital expenditures	(62,722)	(66,095)
(Purchase) sale of investments, net	(532)	20,103
Other investing activities	(6,006)	1,020

Net cash used in investing activities	(106,370)	(802,343)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments) borrowings under Revolving Credit Facility	(190,000)	310,000
Proceeds from issuance of Tower Securities, net of fees	—	839,885
Repayment of Tower Securities	—	(640,000)
Repurchase and retirement of common stock	(46,358)	—
Payment of dividends on common stock	(91,759)	(76,664)
Proceeds from employee stock purchase/stock option plans	23,138	4,558
Other financing activities	(6,575)	(7,185)

Net cash (used in) provided by financing activities	(311,554)	430,594

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	4,175	(7,476)
NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	18,862	(90,591)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH:
Beginning of period	232,084	279,874

End of period	$250,946	$189,283

Selected Capital Expenditure Detail

	For the three months ended December 31, 2023	For the year ended December 31, 2023
	(in thousands)
Construction and related costs	$27,643	$98,128
Augmentation and tower upgrades	20,192	82,493
Non-discretionary capital expenditures:
Tower maintenance	13,362	50,463
General corporate	1,525	5,614

Total non-discretionary capital expenditures	14,887	56,077

Total capital expenditures	$62,722	$236,698

Communication Site Portfolio Summary

	Domestic	International	Total
Sites owned at September 30, 2023	17,469	22,077	39,546
Sites acquired during the fourth quarter	19	4	23
Sites built during the fourth quarter	3	135	138
Sites decommissioned/reclassified/sold during the fourth quarter	(4)	(85)	(89)

Sites owned at December 31, 2023	17,487	22,131	39,618

Segment Operating Profit and Segment Operating Profit Margin

Domestic site leasing and International site leasing are the two segments within our site leasing business. Segment operating profit is a key business metric and one of our two measures of segment profitability. The calculation of Segment operating profit for each of our segments is set forth below.

	Domestic Site Leasing		Int’l Site Leasing		Site Development
	For the three months		For the three months		For the three months
	ended December 31,		ended December 31,		ended December 31,
	2023	2022	2023	2022	2023	2022
	(in thousands)
Segment revenue	$466,595	$452,928	$169,489	$156,680	$38,940	$76,486
Segment cost of revenues (excluding depreciation, accretion, and amort.)	(67,621)	(66,151)	(51,656)	(48,848)	(25,021)	(57,155)

Segment operating profit	$398,974	$386,777	$117,833	$107,832	$13,919	$19,331

Segment operating profit margin	85.5%	85.4%	69.5%	68.8%	35.7%	25.3%

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures including (i) Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin; (ii) Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin; (iii) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share; (iv) Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”); and (v) certain financial metrics after eliminating the impact of changes in foreign currency exchange rates (collectively, our “Constant Currency Measures”).

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition.

Specifically, we believe that:

(1) Cash Site Leasing Revenue and Tower Cash Flow are useful indicators of the performance of our site leasing operations;

(2) Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is the primary measure used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by excluding the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of REITs. In addition, Adjusted EBITDA is similar to the measure of current financial performance generally used in our debt covenant calculations. Adjusted EBITDA should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance;

(3) FFO, AFFO and AFFO per share, which are metrics used by our public company peers in the communication site industry, provide investors useful indicators of the financial performance of our business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. FFO, AFFO, and AFFO per share are also used to address questions we receive from analysts and investors who routinely assess our operating performance on the basis of these performance measures, which are considered industry standards. We believe that FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily depreciation, amortization and accretion and asset impairment and decommission costs). We believe that AFFO and AFFO per share help investors or other interested parties meaningfully evaluate our financial performance as they include (1) the impact of our capital structure (primarily interest expense on our outstanding debt) and (2) sustaining capital expenditures and exclude the impact of (1) our asset base (primarily depreciation, amortization and accretion and asset impairment and decommission costs) and (2) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods and the non-cash portion of our reported tax provision. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations, or rent free periods, the revenue or expense is recognized on a straight-lined basis over the fixed, non-cancelable term of the contract. We only use AFFO as a performance measure. AFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flows from operations or as residual cash flow available for discretionary investment. We believe our definition of FFO is consistent with how that term is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and that our definition and use of AFFO and AFFO per share is consistent with those reported by the other communication site companies;

(4) Our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity and, to the extent that such measures are calculated on Net Debt are net of our cash and cash equivalents, short-term restricted cash, and short-term investments; and

(5) Our Constant Currency Measures provide management and investors the ability to evaluate the performance of the business without the impact of foreign currency exchange rate fluctuations.

In addition, Tower Cash Flow, Adjusted EBITDA, and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement and indentures relating to our 2020 Senior Notes and 2021 Senior Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

Financial Metrics after Eliminating the Impact of Changes In Foreign Currency Exchange Rates

We eliminate the impact of changes in foreign currency exchange rates for each of the financial metrics listed in the table below by dividing the current period’s financial results by the average monthly exchange rates of the prior year period, and by eliminating the impact of the remeasurement of our intercompany loans. The table below provides the reconciliation of the reported growth rate year-over-year of each of such measures to the growth rate after eliminating the impact of changes in foreign currency exchange rates to such measure.

	Fourth quarter 2023 year over year growth rate	Foreign currency impact	Growth excluding foreign currency impact
Total site leasing revenue	4.3%	0.6%	3.7%
Total cash site leasing revenue	5.3%	0.7%	4.6%
Int’l cash site leasing revenue	8.8%	2.6%	6.2%
Total site leasing segment operating profit	4.5%	0.6%	3.9%
Int’l site leasing segment operating profit	9.3%	2.9%	6.4%
Total site leasing tower cash flow	5.4%	0.7%	4.7%
Int’l site leasing tower cash flow	10.0%	3.1%	6.9%
Net income	6.7%	21.1%	(14.4%)
Earnings per share - diluted	6.7%	21.5%	(14.8%)
Adjusted EBITDA	4.3%	0.7%	3.6%
AFFO	7.3%	0.9%	6.4%
AFFO per share	8.0%	0.9%	7.1%

Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin

The table below sets forth the reconciliation of Cash Site Leasing Revenue and Tower Cash Flow to their most comparable GAAP measurement and Tower Cash Flow Margin, which is calculated by dividing Tower Cash Flow by Cash Site Leasing Revenue.

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months		For the three months		For the three months
	ended December 31,		ended December 31,		ended December 31,
	2023	2022	2023	2022	2023	2022
	(in thousands)
Site leasing revenue	$466,595	$452,928	$169,489	$156,680	$636,084	$609,608
Non-cash straight-line leasing revenue	(5,720)	(9,949)	1,892	816	(3,828)	(9,133)

Cash site leasing revenue	460,875	442,979	171,381	157,496	632,256	600,475
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(67,621)	(66,151)	(51,656)	(48,848)	(119,277)	(114,999)
Non-cash straight-line ground lease expense	(1,272)	(242)	451	643	(821)	401

Tower Cash Flow	$391,982	$376,586	$120,176	$109,291	$512,158	$485,877

Tower Cash Flow Margin	85.1%	85.0%	70.1%	69.4%	81.0%	80.9%

Forecasted Tower Cash Flow for Full Year 2024

The table below sets forth the reconciliation of forecasted Tower Cash Flow set forth in the Outlook section to its most comparable GAAP measurement for the full year 2024:

	Full Year 2024
	(in millions)
Site leasing revenue	$2,529.0	to	$2,549.0
Non-cash straight-line leasing revenue	(5.0)	to	—

Cash site leasing revenue	2,524.0	to	2,549.0
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(468.5)	to	(478.5)
Non-cash straight-line ground lease expense	(9.5)	to	(4.5)

Tower Cash Flow	$2,046.0	to	$2,066.0

Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement.

	For the three months
	ended December 31,
	2023	2022
	(in thousands)
Net income	$109,528	$102,580
Non-cash straight-line leasing revenue	(3,828)	(9,133)
Non-cash straight-line ground lease expense	(821)	401
Non-cash compensation	22,089	25,769
Loss from extinguishment of debt, net	—	437
Other income, net	(33,090)	(8,207)
Acquisition and new business initiatives related adjustments and expenses	5,049	8,031
Asset impairment and decommission costs	77,067	17,596
Interest income	(5,541)	(3,255)
Total interest expense (1)	109,894	116,861
Depreciation, accretion, and amortization	171,400	183,036
Provision for taxes (2)	28,914	26,604

Adjusted EBITDA	$480,661	$460,720

Annualized Adjusted EBITDA (3)	$1,922,644	$1,842,880

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)

For the three months ended December 31, 2023 and 2022, these amounts included an immaterial amount and $0.4 million, respectively, of franchise and gross receipts taxes reflected in the Statements of Operations in selling, general and administrative expenses.

(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months
	ended December 31,
	2023	2022
	(in thousands)
Total revenues	$675,024	$686,094
Non-cash straight-line leasing revenue	(3,828)	(9,133)

Total revenues minus non-cash straight-line leasing revenue	$671,196	$676,961

Adjusted EBITDA	$480,661	$460,720

Adjusted EBITDA Margin	71.6%	68.1%

Forecasted Adjusted EBITDA for Full Year 2024

The table below sets forth the reconciliation of the forecasted Adjusted EBITDA set forth in the Outlook section to its most comparable GAAP measurement for the full year 2024:

	Full Year 2024
	(in millions)
Net income	$520.0	to	$565.0
Non-cash straight-line leasing revenue	(5.0)	to	—
Non-cash straight-line ground lease expense	(9.5)	to	(4.5)
Non-cash compensation	73.5	to	68.5
Loss from extinguishment of debt, net	4.5	to	4.5
Other expense, net	35.5	to	35.5
Acquisition and new business initiatives related adjustments and expenses	27.0	to	22.0
Asset impairment and decommission costs	123.0	to	118.0
Interest income	(31.5)	to	(26.5)
Total interest expense (1)	442.5	to	432.5
Depreciation, accretion, and amortization	675.0	to	665.0
Provision for taxes (2)	39.0	to	34.0

Adjusted EBITDA	$1,894.0	to	$1,914.0

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	Includes projections for franchise taxes and gross receipts taxes, which will be reflected in the Statement of Operations in Selling, general, and administrative expenses.

Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share

The tables below set forth the reconciliations of FFO, AFFO, and AFFO per share to their most comparable GAAP measurement.

	For the three months
	ended December 31,
	2023		2022
	(in thousands)	($ per share)	(in thousands)	($ per share)
Net income	$109,528	$1.01	$102,580	$0.94
Real estate related depreciation, amortization, and accretion	169,665	1.56	181,962	1.66
Asset impairment and decommission costs	77,067	0.71	17,596	0.16

FFO	$356,260	$3.28	$302,138	$2.76
Adjustments to FFO:
Non-cash straight-line leasing revenue	(3,828)	(0.04)	(9,133)	(0.08)
Non-cash straight-line ground lease expense	(821)	(0.01)	401	—
Non-cash compensation	22,089	0.20	25,769	0.24
Adjustment for non-cash portion of tax provision	21,816	0.20	17,368	0.16
Non-real estate related depreciation, amortization, and accretion	1,735	0.02	1,074	0.01
Amortization of deferred financing costs and debt discounts and non-cash interest expense	11,357	0.10	16,605	0.15
Loss from extinguishment of debt, net	—	—	437	—
Other income, net	(33,090)	(0.29)	(8,207)	(0.06)
Acquisition and new business initiatives related adjustments and expenses	5,049	0.05	8,031	0.07
Non-discretionary cash capital expenditures	(14,887)	(0.14)	(13,767)	(0.13)

AFFO	$365,680	$3.37	$340,716	$3.12
Adjustments for joint venture partner interest	(1,248)	(0.01)	(790)	(0.01)

AFFO attributable to SBA Communications Corporation	$364,432	$3.36	$339,926	$3.11

Diluted weighted average number of common shares		108,581		109,298

Forecasted AFFO for the Full Year 2024

The tables below set forth the reconciliations of the forecasted AFFO and AFFO per share set forth in the Outlook section to their most comparable GAAP measurements for the full year 2024:

(in millions, except per share amounts)	Full Year 2024
	(in millions)			($per share)
Net income	$520.0	to	$565.0	$4.77	to	$5.18
Real estate related depreciation, amortization, and accretion	663.5	to	658.5	6.09	to	6.04
Asset impairment and decommission costs	123.0	to	118.0	1.13	to	1.08

FFO	$1,306.5	to	$1,341.5	$11.99	to	$12.30
Adjustments to FFO:
Non-cash straight-line leasing revenue	(5.0)	to	—	(0.05)	to	—
Non-cash straight-line ground lease expense	(9.5)	to	(4.5)	(0.09)	to	(0.04)
Non-cash compensation	73.5	to	68.5	0.67	to	0.63
Non-real estate related depreciation, amortization, and accretion	11.5	to	6.5	0.11	to	0.06
Amortization of deferred financing costs and debt discounts and non-cash interest expense	50.0	to	50.0	0.46	to	0.46
Loss from extinguishment of debt, net	4.5	to	4.5	0.04	to	0.04
Other expense, net	35.5	to	35.5	0.33	to	0.33
Acquisition and new business initiatives related adjustments and expenses	27.0	to	22.0	0.25	to	0.20
Non-discretionary cash capital expenditures	(61.0)	to	(51.0)	(0.56)	to	(0.47)

AFFO	$1,433.0	to	$1,473.0	$13.15	to	$13.51
Adjustments for joint venture partner interest	(6.5)	to	(6.5)	(0.06)	to	(0.06)

AFFO attributable to SBA Communications Corporation	$1,426.5	to	$1,466.5	$13.09	to	$13.45

Diluted weighted average number of common shares (1)				109.0	to	109.0

(1)	Our assumption for weighted average number of common shares does not contemplate any additional repurchases of the Company’s stock during 2024.

Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Net Debt and Leverage calculations are as follows:

December 31,
2023
(in thousands)
2014-2C Tower Securities	$620,000
2019-1C Tower Securities	1,165,000
2020-1C Tower Securities	750,000
2020-2C Tower Securities	600,000
2021-1C Tower Securities	1,165,000
2021-2C Tower Securities	895,000
2021-3C Tower Securities	895,000
2022-1C Tower Securities	850,000
Revolving Credit Facility	180,000
2018 Term Loan	2,268,000

Total secured debt	9,388,000
2020 Senior Notes	1,500,000
2021 Senior Notes	1,500,000

Total unsecured debt	3,000,000

Total debt	$12,388,000

Leverage Ratio
Total debt	$12,388,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(247,722)

Net debt	$12,140,278

Divided by: Annualized Adjusted EBITDA	$1,922,644

Leverage Ratio	6.3x

Secured Leverage Ratio
Total secured debt	$9,388,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(247,722)

Net Secured Debt	$9,140,278

Divided by: Annualized Adjusted EBITDA	$1,922,644

Secured Leverage Ratio	4.8x